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                                                                       Exhibit 1

I.I.S. Intelligent Information Systems Reports Third Quarter 2001 Financial Results

The Company Also Announces Agreement to Exchange Convertible Warrants And Debentures for Ordinary Shares and Cash

RAMAT GAN, Israel, Nov. 20 /PRNewswire/ -- I.I.S. Intelligent Information Systems Ltd. (Nasdaq: IISL - news) today announced its financial results for the
                      ----   ----
third quarter 2001. For the quarter, IIS recorded revenues of US$88,000 compared with no revenues in the same period last year. The loss for the quarter was US$532,000 or US$0.06 per share, compared with a loss of US$408,000 or US$0.05 per share in the comparable quarter last year.

This loss reflects the Company's continued focus on R&D for storage networking applications, as well as the Company's continuous participation in the losses of StoreAge, amounting to $206,000 this quarter.

IIS also announced that it has entered into agreements in principle with the holders of its convertible secured debentures and warrants to exchange such securities for the Company's Ordinary Shares and cash. These agreements were entered into in order for the Company to remedy a deficiency in minimum shareholders' equity and net tangible assets, and thus meet the continued listing requirements of Nasdaq. In accordance with a securities purchase agreement dated as of January 31, 2001, the Company had previously issued convertible secured debentures in an aggregate principal amount of $3,000,000, exercisable at $3.00 per share and also issued warrants to purchase up to 300,000 Ordinary Shares at $4.50 per share.

Under the agreements announced today, the debenture holders will convert $2,426,576 principal amount of the debentures into an aggregate of not more than 1,797,464 of the Company's Ordinary Shares, will receive a cash payment of $573,423.60 and will relinquish all of the warrants. The warrants and the remaining debentures will be cancelled. This transaction represents an implied exchange value of at least $1.35 per Ordinary Share based solely on the debt amounts extinguished, without giving any effect to the cancelled warrants, and represents a substantial premium over the current market price of the Company's Ordinary Shares. Following the completion of the transaction, the Company will have sufficient shareholders' equity and net tangible assets to meet the Nasdaq requirements.

During the quarter, IIS continued to develop its IP storage technology and testing tools for the enterprise market, with a focus on iSCSI environment.

This past October, the Company's iSWAT(TM) testing tool was demonstrated at the second iSCSI Plugfest, held in the Interoperability Laboratory at University of New Hampshire. The feedback for iSWAT's performance at this event was very positive, validating iSWAT's interoperability with other iSCSI vendors iSWAT is an interactive testing tool for IP storage networking, based on the industry standard iSCSI protocol. It simulates a complete iSCSI storage

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network and offers both interactive, manual and script-based testing, for analyzing, script monitoring, traffic generation and protocol validation. iSWAT incorporates all the professional features and functionality required for iSCSI testing within a single, feature-rich test environment. It is positioned to be marketed to storage networking developers, system architects, QA and QC testers and for large system integrators, with the adoption of iSCSI technology.

During this past quarter, StoreAge Networking Technologies ("StoreAge"), a 39% held subsidiary of IIS, strengthened its positioning as a leader of high volume SAN installations with its out-of-band virtualization technology.

This month, StoreAge's SVM(TM) was chosen by the official broadcaster of the 9th Chinese Sports Games, to provide storage virtualization solutions for TV coverage of the Games. StoreAge's SVM was chosen for this project for its technological advantage and because it possesses the high performance requirements for the provider's Video Streaming system, over a very large Storage Area Network (SAN). SVM was also the preferred solution for its extremely low cost when compared with other systems on the market. SVM's out-of-band architecture enables scalability and high performance that could previously only be achieved by larger, much more costly systems.

About IIS

I.I.S. Intelligent Information Systems Ltd. (IIS) is focused on R&D investments and operations within the technology sector of Storage Networking. The Company develops and markets iSWAT (http://www.swattest.com), an innovative line of
                            -----------------------
software applications for iSCSI testing and validation. The Company also owns a 39% interest in StoreAge Networking Technologies, Ltd. (http://www.store-age.com), a provider of SVM(TM) (Storage Virtualization
 ------------------------
Manager) and a leader in Storage Virtualization technology, which provides storage networking solutions to the enterprise market with a focus on Storage Area Network (SAN) architecture.

This release contains historical information and forward-looking statements. Statements looking forward in time are included in this release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this release and in other releases and reports by the Company, please refer to the discussions of risk factors detailed in, as well as the other information contained in, the Company's filings with the Securities and Exchange Commission during the past 12 months.

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                     IIS Intelligent Information Systems Ltd

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   Sept. 30,            Dec. 31,
                                               2001       2000            2000
                                                  Unaudited

ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents                     $2,375     $5,801         $3,077
Restricted Cash                                   --         --            600
Trade Receivables                                 14         --             43
Other Accounts Receivable                        164        477            124

Total Current Assets                           2,553      6,278          3,844

SEVERANCE PAY FUND                                 2         --             32

INVESTMENT IN AFFILIATE                        1,537         --          2,127

PROPERTY, PLANT AND EQUIPMENT, NET                96        605             63

WORK FORCE, NET                                  211         --            283

Total Assets                                  $4,399     $6,883         $6,349

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short Term Bank Debt                          $   10     $  165         $   10
Trade Payables                                   130        342            177
Other Accounts Payable                           783      1,715          1,403

Total Current Liabilities                        923      2,222          1,590

LONG TERM LIABILITIES:
Banks                                              4         76             11
Convertible Loan                               2,855         --          2,828
Accrued Severance Pay                             14         40             38


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Total Long Term Liabilities                       2,873          116      2,877

MINORITY INTEREST                                    --          329         --

PREFERRED SHARES OF SUBSIDIARY                       --        2,236         --

SHAREHOLDERS' EQUITY:
Share Capital                                        54           54         54
Additional Paid in Capital                       37,624       36,895     37,435
Receivables on account of shares                     --           --        (16)
Deferred Compensation                              (117)          --       (222)
Accumulated Deficit                             (36,958)     (34,969)   (35,369)

Total Shareholders' Equity                          603        1,980      1,882

Total Liabilities and Shareholders' Equity    $   4,399    $   6,883   $  6,349

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                     IIS Intelligent Information Systems Ltd

                 SUMMARY OF CONSOLIDATED STATEMENT OF OPERATION
                     (In thousands except per share amounts)

                                         Three months ended     Nine Months ended     Year Ended
                                              Sept. 30,             Sept. 30,           Dec. 31,
                                         2001          2000     2001         2000           2000
                                                         Unaudited
Revenues

Sales                                    $   88       $   --    $ 247      $    --       $    96

Maintenance Services                         --           --       --           --            --

                                             88           --      247           --            96

Cost of revenues

Sales                                         3           --       28           --            27

Maintenance Services                         --           --       --           --            --

                                              3           --       28           --            27

Gross profit                                 85           --      219           --            69

Operating expenses R&D, net                 150          309      465          687           925

Selling & Marketing Expenses                  5          202       12          420           639

General & Administrative Expenses           195          213      578          642           891

Amortization of other assets                 24           --       72           --             8

Total operating expenses                    374          724    1,127        1,749         2,463

Operating Loss                             (289)        (724)    (908)      (1,749)       (2,394)

Financial income (expenses), net         (37)          99       (72)        231         277

Other Income (expenses)                   --           --         1          20         (12)

Loss before taxes on income             (326)        (625)     (979)     (1,498)     (2,129)

Taxes on income                           --                     --                      --

Loss After income taxes                 (326)        (625)     (979)                 (2,129)

Minority interest in loss                 --          217        --         509         740

Equity losses in subsidiary             (206)                  (610)                     --

Net loss                              $ (532)      $ (408)  $(1,589)     $ (989)    $(1,389)

Loss per share                        $(0.06)      $(0.05)  $ (0.17)     $(0.11)    $ (0.16)

Weighted AVG.
No. of shares outstanding              9,535        8,903     9,185       8,892       8,901